Exhibit 99.1

FOR IMMEDIATE RELEASE

Diversified Healthcare Trust and Office Properties Income Trust

Mutually Agree to Terminate Merger Agreement

Newton, MA (September 1, 2023): Diversified Healthcare Trust (Nasdaq: DHC) and Office Properties Income Trust (Nasdaq: OPI) today announced that they have mutually agreed to terminate their previously announced merger agreement dated April 11, 2023, pursuant to which OPI had agreed to acquire all outstanding common shares of DHC. Accordingly, the companies have cancelled their respective Special Meetings of Shareholders scheduled for September 6, 2023.

The mutual termination was approved by the respective Special Committees and Boards of Trustees of OPI and DHC. The parties have agreed that each company will bear its costs and expenses in connection with the terminated transaction pursuant to the terms of the merger agreement, and that neither party will pay any termination fee as a result of the mutual decision to terminate the merger agreement.

About Diversified Healthcare Trust

DHC is a real estate investment trust focused on owning high-quality healthcare properties located throughout the United States. DHC seeks diversification across the health services spectrum by care delivery and practice type, by scientific research disciplines and by property type and location. As of June 30, 2023, DHC’s approximately $7.1 billion portfolio included 376 properties in 36 states and Washington, D.C., occupied by approximately 500 tenants, and totaling approximately 9 million square feet of life science and medical office properties and more than 27,000 senior living units. DHC is managed by The RMR Group (Nasdaq: RMR), a leading U.S. alternative asset management company with approximately $36 billion in assets under management as of June 30, 2023 and more than 35 years of institutional experience in buying, selling, financing and operating commercial real estate. To learn more about DHC, visit www.dhcreit.com.

About Office Properties Income Trust

OPI is a national REIT focused on owning and leasing high quality office and mixed-use properties in select growth-oriented U.S. markets. As of June 30, 2023, approximately 63% of OPI's revenues were from investment grade rated tenants. OPI owned and leased 155 properties as of June 30, 2023, with approximately 20.8 million square feet located in 30 states and Washington, D.C. In 2023, OPI was named as an Energy Star® Partner of the Year for the sixth consecutive year. OPI is managed by The RMR Group (Nasdaq: RMR), a leading U.S. alternative asset management company with approximately $36 billion in assets under management as of June 30, 2023, and more than 35 years of institutional experience in buying, selling, financing and operating commercial real estate. OPI is headquartered in Newton, MA. For more information, visit opireit.com.

DHC Investor Contact:

Melissa McCarthy, Manager, Investor Relations

(617) 796-8234

OPI Investor Contact:

Kevin Barry, Director, Investor Relations

(617) 219-1410

Media Contact:

Andrew Siegel / Michael Reilly

Joele Frank

212-355-4449